Exhibit 99.1

Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OVERVIEW
Kingsway Financial Services Inc. ("Kingsway" or the "Company") is a Canadian holding company with operating subsidiaries located in the United States. The Company owns or controls subsidiaries primarily in the extended warranty, asset management and real estate industries. Kingsway conducts its business through the following two reportable segments: Extended Warranty and Leased Real Estate.
The Company previously conducted its business through a third reportable segment, Insurance Underwriting. Insurance Underwriting included the following subsidiaries of the Company: Mendota Insurance Company ("Mendota"), Mendakota Insurance Company ("Mendakota"), Mendakota Casualty Company ("MCC"), Kingsway Amigo Insurance Company ("Amigo") and Kingsway Reinsurance Corporation ("Kingsway Re"). On July 16, 2018, the Company announced that it had entered into a definitive agreement to sell Mendota, Mendakota and MCC. On October 18, 2018, the Company announced that the sale was completed. As a result, Mendota, Mendakota and MCC have been classified as discontinued operations and the results of their operations are reported separately for all periods presented. As a consequence of classifying Mendota, Mendakota and MCC as discontinued operations, the remaining composition of the Insurance Underwriting segment no longer meets the criteria of a reportable segment. As such, all segmented information has been restated to exclude the Insurance Underwriting segment for all periods presented. The operating results of Amigo and Kingsway Re, previously included in the Insurance Underwriting segment, are now included in Other income and expenses not allocated to segments, net.
Extended Warranty includes the following subsidiaries of the Company: IWS Acquisition Corporation ("IWS"), Trinity Warranty Solutions LLC ("Trinity") and Professional Warranty Service Corporation ("PWSC"). Throughout Management's Discussion and Analysis ("MD&A"), the term "Extended Warranty" is used to refer to this segment. Prior to the second quarter of 2017, Extended Warranty was referred to as Insurance Services.
IWS is a licensed motor vehicle service agreement company and is a provider of after-market vehicle protection services distributed by credit unions in 23 states and the District of Columbia to their members.
Trinity sells heating, ventilation, air conditioning ("HVAC"), standby generator, commercial LED lighting and refrigeration warranty products and provides equipment breakdown and maintenance support services to companies across the United States. As a seller of warranty products, Trinity markets and administers product warranty contracts for certain new and used products in the HVAC, standby generator, commercial LED lighting and refrigeration industries throughout the United States. Trinity acts as an agent on behalf of the third-party insurance companies that underwrite and guaranty these warranty contracts. Trinity does not guaranty the performance underlying the warranty contracts it sells. As a provider of equipment breakdown and maintenance support services, Trinity acts as a single point of contact to its clients for both certain equipment breakdowns and scheduled maintenance of equipment. Trinity will provide such repair and breakdown services by contracting with certain HVAC providers.
PWSC sells new home warranty products and provides administration services to home builders and homeowners across the United States. PWSC distributes its products and services through an in-house sales team and through insurance brokers and insurance carriers throughout all states except Alaska and Louisiana.
Leased Real Estate includes the Company's subsidiary, CMC Industries, Inc. ("CMC"). CMC owns, through an indirect wholly owned subsidiary (the "Property Owner"), a parcel of real property consisting of approximately 192 acres located in the State of Texas (the "Real Property"), which is subject to a long-term triple net lease agreement. The Real Property is also subject to a mortgage, which is recorded as note payable in the consolidated balance sheets (the "Mortgage"). Throughout this MD&A, the term "Leased Real Estate" is used to refer to this segment.
NON U.S.-GAAP FINANCIAL MEASURES
We present our operations in the way we believe will be most meaningful, useful and transparent to anyone using this financial information to evaluate our performance. In addition to the U.S. GAAP presentation of net (loss) income, we present segment operating income as a non-U.S. GAAP financial measure, which we believe is valuable in managing our business and drawing comparisons to our peers. Below is a definition of our non-U.S. GAAP measure and its relationship to U.S. GAAP.
Segment Operating Income
Segment operating income represents one measure of the pretax profitability of our segments and is derived by subtracting direct segment expenses from direct segment revenues. Revenues and expenses are presented in the consolidated statements of operations, but are not subtotaled by segment; however, this information is available in total and by segment in Note 25, "Segmented Information," to the Consolidated Financial Statements, regarding reportable segment information. The nearest comparable U.S.

Exhibit 99.1

GAAP measure is loss from continuing operations before income tax benefit that, in addition to segment operating income, includes net investment income, net realized gains, other-than-temporary impairment loss, interest expense not allocated to segments, other income and expenses not allocated to segments, net, amortization of intangible assets, contingent consideration benefit, loss on change in fair value of debt, gain on deconsolidation of subsidiary and equity in net income (loss) of investees. A reconciliation of segment operating income to loss from continuing operations before income tax benefit for the years ended December 31, 2017 and 2016 is presented in Table 1 of the "Results of Continuing Operations" section of MD&A.
CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and classification of assets and liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates. Estimates and their underlying assumptions are reviewed on an ongoing basis. Changes in estimates are recorded in the accounting period in which they are determined. The critical accounting estimates and assumptions in the accompanying consolidated financial statements include the provision for unpaid loss and loss adjustment expenses; valuation of fixed maturities and equity investments; impairment assessment of investments; valuation of limited liability investment, at fair value; valuation of deferred income taxes; valuation and impairment assessment of intangible assets; goodwill recoverability; deferred acquisition costs; fair value assumptions for performance shares; and fair value assumptions for subordinated debt obligations.
Provision for Unpaid Loss and Loss Adjustment Expenses
Overview

The Company records a provision for unpaid losses that have occurred as of a given evaluation date as well as for its estimated liability for loss adjustment expenses. The provision for unpaid losses includes a provision, commonly referred to as case reserves, for losses related to reported claims as well as a provision for losses related to claims incurred but not reported (“IBNR”). The provision for loss adjustment expenses represents the cost to investigate and settle claims.

The provision for unpaid loss and loss adjustment expenses does not represent an exact calculation of the liability but instead represents management's best estimate at a given accounting date, utilizing actuarial and statistical procedures, of the undiscounted estimates of the ultimate net cost of all unpaid loss and loss adjustment expenses. Management continually reviews its estimates and adjusts its provision as new information becomes available. In establishing the provision for unpaid loss and loss adjustment expenses, the Company also takes into account estimated recoveries, reinsurance, salvage and subrogation.

Any adjustments to the provision for unpaid loss and loss adjustment expenses are reflected in the consolidated statements of operations in the periods in which they become known, and the adjustments are accounted for as changes in estimates. Even after such adjustments, ultimate liability or recovery may exceed or be less than the revised provisions. An adjustment that increases the provision for unpaid loss and loss adjustment expenses is known as unfavorable development or a deficiency and will reduce net income while an adjustment that decreases the provision is known as favorable development or a redundancy and will increase net income.

Process for Establishing the Provision for Unpaid Loss and Loss Adjustment Expenses

The process for establishing the provision for unpaid loss and loss adjustment expenses reflects the uncertainties and significant judgmental factors inherent in predicting future results of both reported and IBNR claims. As such, the process is inherently complex and imprecise and estimates are constantly refined. The process of establishing the provision for unpaid loss and loss adjustment expenses relies on the judgment and opinions of a large number of individuals, including the opinions of the Company's external reserving actuaries.

Factors affecting the provision for unpaid loss and loss adjustment expenses include the continually evolving and changing regulatory and legal environment, actuarial studies, professional experience and expertise of the Company's claims department personnel and independent adjusters retained to handle individual claims, the quality of the data used for projection purposes, existing claims management practices including claim-handling and settlement practices, the effect of inflationary trends on future loss settlement costs, court decisions, economic conditions and public attitudes.

The process for establishing the provision for loss and loss adjustment expenses begins with the collection and analysis of claim data. Data on individual reported claims, both current and historical, including paid amounts and individual claim adjuster estimates, are grouped by common characteristics and evaluated by the Company’s external reserving actuaries in their analyses to estimate ultimate claim liabilities. Such data is occasionally supplemented with external data as available and when appropriate.

Exhibit 99.1

Our Company’s external reserving actuaries use the following generally accepted actuarial loss and loss adjustment expenses reserving methods in our analysis, for each coverage or segment that we analyze:

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Paid Loss Development - we use historical loss and loss adjustment expense payments over discrete periods of time to estimate future loss and loss adjustment expense payments. Paid development methods assume that the patterns of paid loss and loss adjustment expenses that occurred in past periods will be similar to loss and loss adjustment expense payment patterns that will occur in future periods.

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Incurred Loss Development - we use historical case incurred loss and loss adjustment expenses (the sum of cumulative loss and loss adjustment expense payments plus outstanding unpaid case losses) over discrete periods of time to estimate future loss and loss adjustment expenses. Incurred development methods assume that the case loss and loss adjustment expenses reserving practices are consistently applied over time.

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Frequency and Severity - we use historical claim count development over discrete periods of time to estimate future claim counts. We divide projected ultimate claim counts by an exposure base (earned premiums or exposures), select expected claim frequencies from the results, and adjust them for trends based on internal and external information. Concurrently, we divide projected ultimate losses by the projected ultimate claim counts to select expected loss severities. We use internal and external information to trend the severities and combine them with the trended, projected frequencies to develop ultimate loss projections.

The methods above all calculate an estimate of total ultimate losses. Our provision for loss and loss adjustment expenses is calculated by subtracting total paid losses from our estimate of total ultimate losses. Our estimate for IBNR is calculated by subtracting case reserves from our provision for loss and loss adjustment expenses.

Each estimation method has its own set of assumption variables and its own advantages and disadvantages, with no single estimation method being better than the others in all situations and no one set of assumptions being meaningful for all coverages or segments. For example, Paid Loss Development does not make use of case reserves, and can be more stable when there are changes to the case reserving process. Frequency and Severity, by estimating the frequency separately from severity, can assist in understanding the underlying dynamics when either frequency or severity is changing substantially.

The relative strengths and weaknesses of the particular estimation methods when applied to a particular group of claims can also change over time; therefore, the actual choice of estimation method can change with each evaluation. The estimation methods chosen are those that are believed to produce the most reliable indication at a particular evaluation date.

We monitor the actual emergence of loss and loss adjustment expenses data and compare it to the expected emergence implied by our booked estimates. Differences in these are part of our considerations for whether it is appropriate to modify our assumptions for developing the estimated provision for unpaid loss and loss adjustment expenses.

We review the adequacy of the provision for unpaid loss and loss adjustment expenses quarterly. For our year-end analysis, we re-estimate the ultimate losses for each coverage and state, by accident year. This involves performing a complete update of the historical development factors used in our analysis, incorporating the experience of the most recent calendar year. On a quarterly basis, we perform a more limited review, which can entail, for example, a comparison of the expected losses to be paid during the quarter versus actual payments, or other similar comparisons to determine the extent to which a given segment is performing as expected. In some cases, a re-estimation (similar to the year-end analysis) may be determined to be useful as part of a quarterly analysis, and we may make adjustments to ultimate losses in response to the results of this analysis. We adjust carried unpaid loss and loss adjustment expenses as we learn additional information, and reflect these adjustments in the accounting periods in which they are determined.

A basic premise in most actuarial analyses is that past patterns demonstrated in the data will repeat themselves in the future, absent a material change in the associated risk factors. Significant structural changes to the available data, product mix or organization can materially impact the provision for loss and loss adjustment expenses. Our 2016 actuarial analysis included certain assumptions regarding improved claim-handling practices that we expected to result from new claim-handling initiatives being implemented by the new claim management team hired in the fall of 2016. These assumptions led us to anticipate a significant reduction in the required provision for loss and loss adjustment expenses at December 31, 2016. These improvements did not materialize as quickly as originally anticipated, in large part due to the disruptions to claim staffing during this period. As a result, the year-end 2017 actuarial analysis removed the explicit adjustments that were made in the 2016 actuarial analysis; otherwise, the 2017 analysis was substantially reliant on historical experience. The anticipated improvements in claim-handling practices are now emerging and are expected to be recognized in future actuarial analyses once sufficient empirical evidence exists to validate the data.

Exhibit 99.1

Informed judgment is applied throughout the process. This includes the application of various individual experiences and expertise to multiple sets of data and analyses. In addition to actuaries, experts involved with the reserving process also include underwriting and claims personnel and lawyers, as well as other company management. As a result, management may have to consider varying individual viewpoints when establishing the provision for unpaid loss and loss adjustment expenses.

Our estimate of the provision for unpaid loss and loss adjustment expenses is proposed each quarter by our external reserving actuaries and approved by an internal management team comprised of our chief executive officer, chief operating officer and chief financial officer; the management of our non-standard automobile insurance companies, including its president, vice president of claims and treasurer; and other selected executives. We begin the process each quarter by responding to detailed information requests submitted by our external reserving actuaries. Upon completion of their estimation analysis of the provision for unpaid loss and loss adjustment expenses, the results are discussed with the internal management team. As part of this discussion, the analyses supporting the actuarial estimates of IBNR by line of business and state for each of our non-standard automobile companies, including separate analyses for our voluntary runoff companies, are reviewed. The external reserving actuaries also present explanations supporting any changes to the underlying assumptions used to calculate the indicated estimates. A review of the resulting variance between the indicated provision for unpaid loss and loss adjustment expenses and the carried provision for unpaid loss and loss adjustment expenses takes place. The internal management team engages in a discussion with the external reserving actuaries and supplies supplemental information in support of assumptions it believes should be challenged. The external reserving actuaries review the supplemental information and return to the internal management team with their recommendation in regards to the provision for unpaid loss and loss adjustment expenses that should be booked to reflect their analytical assessment and view of estimation risk. After discussion of these analyses and all relevant risk factors, the internal management team determines whether the carried provision for unpaid loss and loss adjustment expenses requires adjustment.

Our external reserving actuaries have also developed as part of their actuarial reports to the Company an estimated range around the carried provision at December 31, 2017 of $1.3 million for unpaid loss and loss adjustment expenses for our property and casualty companies. Their reports indicate that a carried provision for unpaid loss and loss adjustment expenses anywhere between $1.2 million and $1.7 million for the Company at December 31, 2017 would fall within their reasonable range of estimation. This range does not present a forecast of future redundancy or deficiency since actual development of future paid losses related to the current provision for unpaid loss and loss adjustment expenses may be affected by many variables. The provision for unpaid loss and loss adjustment expenses recorded at December 31, 2017 represents our best estimate of the ultimate amounts that will be paid.

To the extent that the ultimate paid losses are higher or lower than the provision for unpaid loss and loss adjustment expenses recorded by the Company at December 31, 2017, the differences would be recorded in the Company’s consolidated statements of operations in the accounting periods in which they are determined. There can be assurance that such differences would not be material.

Valuation of Fixed Maturities and Equity Investments
Our equity investments, including warrants, are recorded at fair value using quoted market values based on latest bid prices, where active markets exist, or models based on significant market observable inputs, where no active markets exist.
For fixed maturities, we use observable inputs such as quoted prices for similar assets in active markets; quoted prices for identical or similar assets in markets that are inactive; or valuations based on models where the significant inputs are observable or can be corroborated by observable market data. We do not have any fixed maturities and equity investments in our portfolio that require us to use unobservable inputs. The Company engages a third-party vendor who utilizes third-party pricing sources and primarily employs a market approach to determine the fair values of our fixed maturities. The market approach includes primarily obtaining prices from independent third-party pricing services as well as, to a lesser extent, quotes from broker-dealers. Our third-party vendor also monitors market indicators, as well as industry and economic events, to ensure pricing is appropriate. All classes of our fixed maturities are valued using this technique. We have obtained an understanding of our third-party vendor’s valuation methodologies and inputs. Fair values obtained from our third-party vendor are not adjusted by the Company.
Gains and losses realized on the disposition of investments are determined on the first-in first-out basis and credited or charged to the consolidated statements of operations. Premium and discount on investments are amortized and accredited using the interest method and charged or credited to net investment income.

Exhibit 99.1

Impairment Assessment of Investments
The establishment of an other-than-temporary impairment on an investment requires a number of judgments and estimates. We perform a quarterly analysis of the individual investments to determine if declines in market value are other-than-temporary. The analysis includes some or all of the following procedures, as applicable:

•	identifying all unrealized loss positions that have existed for at least six months;

•	identifying other circumstances management believes may impact the recoverability of the unrealized loss positions;

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obtaining a valuation analysis from third-party investment managers regarding the intrinsic value of these investments based on their knowledge and experience together with market-based valuation techniques;

•	reviewing the trading range of certain investments over the preceding calendar period;

•	assessing if declines in market value are other-than-temporary for debt instruments based on the investment grade credit ratings from third-party rating agencies;

•	assessing if declines in market value are other-than-temporary for any debt instrument with a non-investment grade credit rating based on the continuity of its debt service record;

•	determining the necessary provision for declines in market value that are considered other-than-temporary based on the analyses performed; and

•	assessing the Company's ability and intent to hold these investments at least until the investment impairment is recovered.
The risks and uncertainties inherent in the assessment methodology used to determine declines in market value that are other-than-temporary include, but may not be limited to, the following:

•	the opinions of professional investment managers could be incorrect;

•	the past trading patterns of individual investments may not reflect future valuation trends;

•	the credit ratings assigned by independent credit rating agencies may be incorrect due to unforeseen or unknown facts related to a company's financial situation; and

•	the debt service pattern of non-investment grade instruments may not reflect future debt service capabilities and may not reflect a company's unknown underlying financial problems.
As a result of the analysis performed by the Company to determine declines in market value that are other-than-temporary, there were no write downs for other-than-temporary impairments related to investments for the year ended December 31, 2017. The Company recorded a write-down of $0.0 million for other-than-temporary impairment related to equity investments for the year ended December 31, 2016.
Valuation of Limited Liability Investment, at Fair Value
In connection with the deconsolidation of 1347 Investors LLC ("1347 Investors") during the third quarter of 2016, the Company retained a minority investment in 1347 Investors. The Company has made an irrevocable election to account for this investment at fair value with changes in fair value reported in the consolidated statements of operations. The fair value of this investment is calculated based on a model that distributes the net equity of 1347 Investors to all classes of membership interests. The model uses quoted market prices and significant market observable inputs.
Valuation of Deferred Income Taxes
The provision for income taxes is calculated based on the expected tax treatment of transactions recorded in our consolidated financial statements. In determining our provision for income taxes, we interpret tax legislation in a variety of jurisdictions and make assumptions about the expected timing of the reversal of deferred income tax assets and liabilities and the valuation of deferred income taxes.
The ultimate realization of the deferred income tax asset balance is dependent upon the generation of future taxable income during the periods in which the Company's temporary differences reverse and become deductible. A valuation allowance is established when it is more likely than not that all or a portion of the deferred income tax asset balance will not be realized. In determining whether a valuation allowance is needed, management considers all available positive and negative evidence affecting specific deferred income tax asset balances, including the Company's past and anticipated future performance, the reversal of deferred income tax liabilities, and the availability of tax planning strategies.
Objective positive evidence is necessary to support a conclusion that a valuation allowance is not needed for all or a portion of a company's deferred income tax asset balances when significant negative evidence exists. Cumulative losses are the most compelling form of negative evidence considered by management in this determination. To the extent a valuation allowance is established in a period, an expense must be recorded within the income tax provision in the consolidated statements of operations. As of December 31, 2017, the Company maintains a valuation allowance of $177.0 million, $170.6 million of which relates to its U.S. deferred income taxes. The largest component of the U.S. deferred income tax asset balance relates to tax loss carryforwards that

Exhibit 99.1

have arisen as a result of losses generated from the Company's U.S. operations. Uncertainty over the Company's ability to utilize these losses over the short-term has led the Company to record a valuation allowance.
Future events may result in the valuation allowance being adjusted, which could materially impact our financial position and results of operations. If sufficient positive evidence were to arise in the future indicating that all or a portion of the deferred income tax assets would meet the more likely than not standard, all or a portion of the valuation allowance would be reversed in the period that such a conclusion was reached.
Valuation and Impairment Assessment of Intangible Assets
Intangible assets are recorded at their estimated fair values at the date of acquisition. Intangible assets with definite useful lives consist of vehicle service agreements in-force, database, customer relationships, contract-based revenues and in-place lease. Intangible assets with definite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If circumstances require that a definite-lived intangible asset be tested for possible impairment, we first compare the undiscounted cash flows expected to be generated by that definite-lived intangible asset to its carrying amount. If the carrying amount of the definite-lived intangible asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value.
Indefinite-lived intangible assets consist of a tenant relationship and trade name. Intangible assets with an indefinite life are assessed for impairment annually as of December 31, or more frequently if events or circumstances indicate that the carrying value may not be recoverable. The Company has the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. If facts and circumstances indicate that it is more likely than not that the intangible asset is impaired, a fair value-based impairment test would be required. Management must make estimates and assumptions in determining the fair value of indefinite-lived intangible assets that may affect any resulting impairment write-down. This includes assumptions regarding future cash flows and future revenues from the related intangible assets or their reporting units. Management then compares the fair value of the indefinite-lived intangible assets to their respective carrying amounts. If the carrying amount of an intangible asset exceeds the fair value of that intangible asset, an impairment is recorded. No impairment charges were taken on intangible assets in 2017 or 2016. Additional information regarding our intangible assets is included in Note 11, "Intangible Assets," to the Consolidated Financial Statements.
Goodwill Recoverability
Goodwill is assessed for impairment annually as of December 31, or more frequently if events or circumstances indicate that the carrying value may not be recoverable. The Company has the option to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If facts and circumstances indicate that it is more likely than not that the goodwill is impaired, a fair value-based impairment test would be required. The goodwill impairment test is a two-step process that requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each reporting unit based on valuation techniques, including a discounted cash flow model using revenue and profit forecasts, and comparing those estimated fair values with the carrying values of the assets and liabilities of the reporting unit, which includes the allocated goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment, if any, by determining an implied fair value of goodwill. The determination of the implied fair value of goodwill of a reporting unit requires management to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the implied fair value of goodwill, which is compared to its corresponding carrying value. For reporting units with a negative book value, qualitative factors are evaluated to determine whether it is necessary to perform the second step of the goodwill impairment test. Additional information regarding our goodwill is included in Note 10, "Goodwill," to the Consolidated Financial Statements.
Deferred Acquisition Costs
Deferred acquisition costs represent the deferral of expenses that we incur related to successful efforts to acquire new business or renew existing business. Acquisition costs, primarily commissions and agency expenses related to issuing vehicle service agreements, are deferred and charged against income ratably over the terms of the related vehicle service agreements. Management regularly reviews the categories of acquisition costs that are deferred and assesses the recoverability of this asset.
Derivative Financial Instruments
Derivative financial instruments include investments in warrants and performance shares issued to the Company under various performance share grant agreements. Refer to Note 6, "Investments," to the Consolidated Financial Statements, for further details regarding the performance shares. Warrants are classified as equity investments in the consolidated balance sheets.

Exhibit 99.1

We measure derivative financial instruments at fair value. Warrants are recorded at fair value using quoted market values based on latest bid prices, where active markets exist, or models based on significant market observable inputs, where no active markets exist. The performance shares, for which no active market exists, are required to be valued at fair value as determined in good faith by the Company. Such determination of fair value would require us to develop a model based upon relevant observable market inputs as well as significant unobservable inputs, including developing a sufficiently reliable estimate for an appropriate discount to reflect the illiquidity and unique structure of the security. The Company determined that its model for the performance shares was not sufficiently reliable. As a result, we have assigned a fair value of zero to the performance shares.
Fair Value Assumptions for Subordinated Debt Obligations
Our subordinated debt is measured and reported at fair value. The fair value of the subordinated debt is calculated using a model based on significant market observable inputs and inputs developed by a third party. These inputs include credit spread assumptions developed by a third party and market observable swap rates.
RESULTS OF CONTINUING OPERATIONS

A reconciliation of total segment operating income to net (loss) income for the years ended December 31, 2017 and 2016 is presented in Table 1 below:
Table 1 Segment Operating Income for the Years Ended December 31, 2017 and 2016
For the years ended December 31 (in thousands of dollars)

	2017	2016	Change
Segment operating income
Extended Warranty	3,957	506	3,451
Leased Real Estate	3,099	627	2,472
Total segment operating income	7,056	1,133	5,923
Net investment income	968	2,862	(1,894)
Net realized gains	306	66	240
Other-than-temporary impairment loss	—	(17)	17
Interest expense not allocated to segments	(4,977)	(4,496)	(481)
Other income and expenses not allocated to segments, net	(10,138)	(6,081)	(4,057)
Amortization of intangible assets	(1,152)	(1,242)	90
Contingent consideration benefit	212	657	(445)
Loss on change in fair value of debt	(8,487)	(3,721)	(4,766)
Gain on deconsolidation of subsidiary	—	5,643	(5,643)
Equity in net income (loss) of investees	2,115	(1,017)	3,132
Loss from continuing operations before income tax benefit	(14,097)	(6,213)	(7,884)
Income tax benefit	(16,694)	(9,720)	(6,974)
Income from continuing operations	2,597	3,507	(910)
Loss on liquidation of subsidiary, net of taxes	(494)	—	(494)
Loss from discontinued operations, net of taxes	(14,252)	(4,240)	(10,012)
Gain on disposal of discontinued operations, net of taxes	1,017	1,255	(238)
Net (loss) income	(11,132)	522	(11,654)
Income from Continuing Operations, Net (Loss) Income and Diluted (Loss) Earnings per Share
For the year ended December 31, 2017, we incurred income from continuing operations of $2.6 million (loss of $0.10 per diluted share) compared to $3.5 million ($0.15 per diluted share) for the year ended December 31, 2016. The income from continuing operations for the year ended December 31, 2017 is primarily attributable to operating income in Extended Warranty and Leased Real Estate, net investment income, net realized gains, equity in net income of investees and income tax benefit, partially offset by interest expense not allocated to segments, other income and expenses not allocated to segments, net and loss on change in fair value of debt. The income from continuing operations for the year ended December 31, 2016 is primarily attributable to net

Exhibit 99.1

investment income, gain on deconsolidation of subsidiary and income tax benefit, partially offset by interest expense not allocated to segments, other income and expenses not allocated to segments, net and loss on change in fair value of debt.
For the year ended December 31, 2017, we reported net loss of 11.1 million ($0.73 per diluted share) compared to net income of $0.5 million ($0.01 per diluted share) for the year ended December 31, 2016.
Extended Warranty
The Extended Warranty service fee and commission income increased 31.1% to $30.8 million for the year ended December 31, 2017 compared with $23.5 million for the year ended December 31, 2016. This increase was primarily due to increased service fee and commission income at both IWS and Trinity. IWS experienced increased sales of vehicle service agreements due to higher automobile sales and improved penetration of its credit union distribution channel. Trinity experienced increased sales to existing customers of both its maintenance support and warranty products. The increase in service fee and commission income is also reflective of the inclusion of PWSC in 2017 following its acquisition effective October 12, 2017. PWSC service fee and commission income was $2.4 million from the date of acquisition through December 31, 2017.
The Extended Warranty operating income was $4.0 million for the year ended December 31, 2017 compared with $0.5 million for the year ended December 31, 2016. The increase in operating income is due to the inclusion of PWSC in 2017, as noted above, as well as improved revenues, partially offset by related increases in cost of services sold at Trinity and commission expense at IWS, for the year ended December 31, 2017 compared to the same period in 2016. PWSC operating income was $0.9 million from the date of acquisition through December 31, 2017.
Leased Real Estate
Leased Real Estate rental income was $13.4 million for the year ended December 31, 2017 compared to $5.4 million for the year ended December 31, 2016. The rental income is derived from CMC's long-term triple net lease. The Company acquired 81% of CMC on July 14, 2016. The 2017 rental income is reflective of a lease amendment that was executed effective beginning in the first quarter of 2017 whereby the tenant will pay an aggregate $25.0 million of additional rental income through May 2034, the remaining term of the lease (the "Lease Amendment"). The Leased Real Estate operating income was $3.1 million for the year ended December 31, 2017 compared to $0.6 million for the year ended December 31, 2016. Leased Real Estate operating income includes interest expense of $6.3 million and $2.9 million for the years ended December 31, 2017 and 2016, respectively. See "Investments" section below for further discussion.
Net Investment Income
Net investment income decreased to $1.0 million in 2017 compared to $2.9 million in 2016. The decrease in 2017 is primarily explained by the difference between the $0.3 million net investment loss recorded during 2017 related to the Company’s limited liability investment, at fair value compared to the $1.3 million net investment income recorded during 2016 related to the Company’s limited liability investment, at fair value.
Net Realized Gains
The Company incurred net realized gains of $0.3 million in 2017 compared to $0.1 million in 2016. The net realized gains in 2017 resulted primarily from the sale of an LLC investment. The net realized gains in 2016 resulted primarily from the liquidation of equity investments.
Other-Than-Temporary Impairment Loss
As a result of the analysis performed by the Company to determine declines in market value that are other-than-temporary, there were no write downs for other-than-temporary impairments related to investments for the year ended December 31, 2017. The Company recorded a write-down of $0.0 million for other-than-temporary impairment related to equity investments for the year ended December 31, 2016.
Interest Expense not Allocated to Segments
Interest expense not allocated to segments for 2017 was $5.0 million compared to $4.5 million in 2016. The increase in 2017 is attributable to generally higher London interbank offered interest rates for three-month U.S. dollar deposits ("LIBOR") during the year ended December 31, 2017 compared to the year ended December 31, 2016. The Company's subordinated debt bears interest at the rate of LIBOR, plus spreads ranging from 3.85% to 4.20%.

Exhibit 99.1

Other Income and Expenses not Allocated to Segments, Net
Other income and expenses not allocated to segments was a net expense of $10.1 million in 2017 compared to $6.1 million in 2016. The increase in net expense is primarily the result of more general and administrative expense for compensation, employee benefits and professional fees in 2017 as compared to 2016 and an increase in loss and loss adjustment expenses at Amigo in 2017 as compared to 2016, partially offset by a $0.7 million gain recorded during the third quarter of 2017 related to the termination of a financing lease, as further discussed in Note 16, "Finance Lease Obligation Liability," to the Consolidated Financial Statements.
Amortization of Intangible Assets
The Company's intangible assets with definite useful lives are amortized over their estimated useful lives. Amortization of intangible assets was $1.2 million in 2017 compared to $1.2 million in 2016.
Contingent Consideration Benefit
Contingent consideration benefit was $0.2 million in 2017 compared to $0.7 million in 2016. The asset purchase agreements executed by the Company in 2012 and 2013 related to the acquisitions of IWS and Trinity, respectively, provided for additional payments to the former owners of IWS and Trinity contingent upon the achievement of certain targets over future reporting periods. Contingent consideration liabilities resulting from the acquisitions of IWS and Trinity were estimated at their respective acquisition dates using valuation models designed to estimate the probability of such contingent payments based on various assumptions. The valuation models assume certain achievement of targets, discount rates related to riskiness of the projections used and the time value of money to calculate the net present value of future consideration payments.
The benefit recorded for the year ended December 31, 2017 is attributable to the Company having executed an agreement with the former owner of Trinity. The parties to the Trinity agreement agreed to a fixed payment in exchange for extinguishing the rights to future contingent payments. The benefit recorded for the year ended December 31, 2016 is attributable to the Company having executed an agreement with the former owners of IWS. The parties to the IWS agreement agreed to a fixed payment and other consideration in exchange for extinguishing the rights to future contingent payments. At December 31, 2017 and 2016, the Company has total contingent liabilities of $0.0 million and $0.3 million, respectively, which is included in accrued expenses and other liabilities on the consolidated balance sheets. See Note 26, "Fair Value of Financial Instruments," to the Consolidated Financial Statements, for further details.
Loss on Change in Fair Value of Debt
The loss on change in fair value of debt amounted to $8.5 million in 2017 compared to $3.7 million in 2016. The loss for 2017 and 2016 is due to an increase in the fair value of the subordinated debt. See "Debt" section below for further information.
Gain on Deconsolidation of Subsidiary
Prior to the third quarter of 2016, the Company owned 61.0% of the outstanding units of 1347 Investors. Because the Company owned more than 50% of the outstanding units, the Company had been consolidating the financial statements of 1347 Investors. During the third quarter of 2016, the Company's ownership percentage in 1347 Investors was reduced to 26.7%. As a result of this change in ownership, the Company recorded a non-cash gain on deconsolidation of 1347 Investors of $5.6 million during the third quarter of 2016. This gain results from removing the carrying value of the noncontrolling interest in 1347 Investors and the carrying value of the consolidated net assets of 1347 Investors, which the Company reported prior to the closing of the transaction, and recording the fair value of the Company's 26.7% retained noncontrolling investment in 1347 Investors as of the transaction date. Refer to the "Investments" section below and Note 5, "Deconsolidation, Discontinued Operations and Liquidation," to the Consolidated Financial Statements, for further discussion.
Equity in Net Income (Loss) of Investees
Equity in net income of investees was $2.1 million in 2017 compared to equity in net loss of investees of $1.0 million in 2016. Equity in net income (loss) of investees represents the Company's investments in Itasca Capital Ltd. and 1347 Capital Corp. See Note 7, "Investment in Investee," to the Consolidated Financial Statements, for further discussion.
Income Tax Benefit
Income tax benefit for 2017 was $16.7 million compared to $9.7 million in 2016. The 2017 income tax benefit is primarily related to a release of deferred income tax liabilities and an adjustment to the deferred income tax valuation allowance resulting from the Tax Cuts and Jobs Act (the “Tax Act”) enacted on December 22, 2017. The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, a permanent reduction in the U.S. federal corporate income tax rate to 21%.

Exhibit 99.1

The Company is subject to the provisions of Accounting Standards Codification 740-10, Income Taxes, which requires that the effect on deferred tax income assets and liabilities of a change in tax rates be recognized in the period the tax rate change was enacted. In December of 2017, the SEC staff issued Staff Accounting Bulletin 118 ("SAB 118"), which provides that companies that have not completed their accounting for the effects of the Tax Act but can determine a reasonable estimate of those effects should include a provisional amount based on their reasonable estimate in their financial statements.
Pursuant to SAB 118, the Company recorded provisional amounts for the estimated income tax effects of the Tax Act on deferred income taxes. The Company recorded a $18.0 million decrease to income tax expense in the consolidated statements of operations for the year ended December 31, 2017, $17.9 million of which related to a decrease in the Company’s net deferred income tax liability as of December 31, 2017 because of the reduction in the corporate income tax rate.
Although the $18.0 million tax benefit represents what the Company believes is a reasonable estimate of the impact of the income tax effects of the Tax Act on the Company’s Consolidated Financial Statements as of December 31, 2017, it should be considered provisional. Any adjustments to the Company's provisional amounts will be reported as a component of the consolidated statements of operations during the reporting period in which any such adjustments are determined, all of which will be reported no later than the fourth quarter of 2018.
The 2016 income tax benefit is related to the partial release of the Company’s valuation allowance carried against its deferred income tax assets as a result of its acquisition of CMC.
See Note 18, "Income Taxes," to the Consolidated Financial Statements, for additional detail of the income tax benefit recorded for the years ended December 31, 2017 and 2016, respectively.
INVESTMENTS
As a result of classifying Mendota, Mendakota and MCC as discontinued operations, the results of their operations are reported separately for all periods presented and their assets are presented as held for sale in the consolidated balance sheets at December 31, 2017 and December 31, 2016. All investment information in the section below has been restated to exclude Mendota, Mendakota and MCC for all periods presented.
Portfolio Composition
All of our investments in fixed maturities and equity investments are classified as available-for-sale and are reported at fair value. At December 31, 2017, we held cash and cash equivalents and investments with a carrying value of $53.0 million. Investments held by our insurance subsidiaries must comply with applicable domiciliary state regulations that prescribe the type, quality and concentration of investments. Our U.S. operations typically invest in U.S. dollar-denominated instruments to mitigate their exposure to currency rate fluctuations.

Exhibit 99.1

Table 2 below summarizes the carrying value of investments, including cash and cash equivalents, at the dates indicated.
TABLE 2 Carrying value of investments, including cash and cash equivalents
As of December 31 (in thousands of dollars, except for percentages)

Type of investment	2017	% of Total	2016	% of Total
Fixed maturities:
U.S. government, government agencies and authorities	5,612	10.6%	6,846	10.0%
States, municipalities and political subdivisions	626	1.2%	641	0.9%
Mortgage-backed	2,876	5.4%	3,248	4.7%
Corporate	5,427	10.2%	5,508	8.0%
Total fixed maturities	14,541	27.4%	16,243	23.6%
Equity investments:
Common stock	3,570	6.7%	7,046	10.2%
Warrants	906	1.7%	1,210	1.8%
Total equity investments	4,476	8.4%	8,256	12.0%
Limited liability investments	4,922	9.3%	1,199	1.7%
Limited liability investment, at fair value	5,771	10.9%	6,112	8.9%
Other investments	2,321	4.4%	4,593	6.7%
Short-term investments	151	0.3%	401	0.6%
Total investments	32,182	60.7%	36,804	53.5%
Cash and cash equivalents	20,774	39.3%	31,951	46.5%
Total	52,956	100.0%	68,755	100.0%
Other-Than-Temporary Impairment
The Company performs a quarterly analysis of its investment portfolio to determine if declines in market value are other-than-temporary. Further information regarding our detailed analysis and factors considered in establishing an other-than-temporary impairment on an investment is discussed within the "Critical Accounting Estimates and Assumptions" section of MD&A.
As a result of the analysis performed by the Company to determine declines in market value that are other-than-temporary, there were no write downs for other-than-temporary impairments related to investments for the year ended December 31, 2017. The Company recorded write-downs of $0.0 million for other-than-temporary impairment related to equity investments for the year ended December 31, 2016.
The length of time a fixed maturity investment may be held in an unrealized loss position may vary based on the opinion of the investment manager and their respective analyses related to valuation and to the various credit risks that may prevent us from recapturing the principal investment. In the case of a fixed maturity investment where the investment manager determines that there is little or no risk of default prior to the maturity of a holding, we would elect to hold the investment in an unrealized loss position until the price recovers or the investment matures. In situations where facts emerge that might increase the risk associated with recapture of principal, the Company may elect to sell a fixed maturity investment at a loss.
Due to the inherent volatility of equity markets, we believe an equity investment may trade from time to time below its intrinsic value based on historical valuation measures. In these situations, an equity investment may be maintained in an unrealized loss position for different periods of time based on the underlying economic assumptions driving the investment manager’s valuation of the holding.
At December 31, 2017 and 2016, the gross unrealized losses for fixed maturities and equity investments amounted to $0.8 million and $0.2 million, respectively, and there were no unrealized losses attributable to non-investment grade fixed maturities. At each of December 31, 2017 and December 31, 2016, all unrealized losses on individual investments were considered temporary.

Exhibit 99.1

Limited Liability Investments
The Company owns investments in various limited liability companies ("LLCs") and limited partnerships ("LPs"). The Company's investments in these LLCs and LPs are accounted for under the equity method of accounting and reported as limited liability investments in the consolidated balance sheets. The most recently available financial statements of the LLCs and LPs are used in applying the equity method. The difference between the end of the reporting period of the LLCs and LPs and that of the Company is no more than three months. Table 3 below presents additional information pertaining to the limited liability investments at December 31, 2017 and 2016.
TABLE 3 Limited liability investments
As of December 31 (in thousands of dollars)

	Carrying Value
	2017	2016
Triple net lease limited liability investments	1,082	—
Other real estate related limited liability investments	110	269
Non-real estate limited liability investments	3,730	930
Total	4,922	1,199
Triple Net Lease Investments
Table 4 below presents total income from triple net lease investments included in the Company’s income from continuing operations for the years ended December 31, 2017 and 2016.
TABLE 4 Income from triple net lease investments included in income from continuing operations
For the years ended December 31 (in thousands of dollars)

	2017	2016
Income from triple net lease limited liability investments	82	—
Income from CMC operations	2,517	519
Non-recurring income tax benefit related to CMC	17,302	9,915
Total income included in income from continuing operations as a result of triple net lease investments and CMC operations	19,901	10,434
Income from triple net lease limited liability investments in the table above is recognized based on the Company's share of the earnings of the limited liability entities and is included in net investment income in the Company’s consolidated statements of operations.
Income from CMC operations in the table above for the years ended December 31, 2017 and 2016, is comprised of Leased Real Estate segment operating income of $3.1 million and $0.6 million, respectively, amortization of intangible assets of $0.1 million and $0.0 million, respectively and income tax expense of $0.5 million and $0.1 million, respectively.
Non-recurring income tax benefit related to CMC in the table above for the year ended December 31, 2017 relates to the decrease in CMC's net deferred income tax liabilities as a result of the reduction in the corporate income tax rate due to the Tax Act. See Note 18, "Income Taxes," to the Consolidated Financial Statements for further discussion regarding the Tax Act. Non-recurring income tax benefit related to CMC in the table above for the year ended December 31, 2016 is related to the partial release of the Company's valuation allowance carried against its deferred income tax assets as a result of the acquisition of CMC.
With respect to CMC, the Company expects to record income each year based upon the rental income recognized under its existing triple net lease agreement on the Real Property less operating expenses, which are comprised principally of interest on the Mortgage and depreciation and amortization of certain of the assets acquired. Over the next three years, the Company generally expects to recognize in its consolidated statements of operations income of approximately $2.8 to $3.1 million per year related to its ownership of CMC. Because of the Lease Amendment, CMC may be in a position to distribute to the Company some of the cash received from the additional rental income. Any material cash flow to the Company, however, remains likely to occur only upon the occurrence of one of the three events that would trigger payment of service fees. There can be no assurance as to the timing of the occurrence, or the resulting outcome, from one of these events. Refer to the "Liquidity and Capital Resources" section below for further discussion.

Exhibit 99.1

Limited Liability Investment, at Fair Value
The Company's investment in 1347 Investors is accounted for at fair value and reported as limited liability investment, at fair value in the consolidated balance sheets. As of December 31, 2017 and December 31, 2016, the carrying value of the Company's limited liability investment, at fair value was $5.8 million and 6.1 million, respectively.
Originally, the Company owned 61.0% of the outstanding units of 1347 Investors. Because the Company owned more than 50% of the outstanding units, 1347 Investors had been included in the consolidated financial statements of the Company. 1347 Investors had an investment in the common stock and private units of 1347 Capital Corp. which was reflected in investment in investee in the consolidated balance sheets. 1347 Capital Corp. was formed for the purpose of entering into a merger, share exchange, asset acquisition or other similar business combination with one or more businesses or entities.
On July 21, 2016, Limbach Holdings LLC announced the closing of its previously announced merger with 1347 Capital Corp. and was renamed Limbach Holdings, Inc. ("Limbach"). As a result of this transaction, the Company's ownership percentage in 1347 Investors was reduced from 61.0% to 26.7%, leading the Company to record a $5.6 million gain during the third quarter of 2016 related to the deconsolidation of 1347 Investors. This gain resulted from removing the carrying value of the noncontrolling interest in 1347 Investors and the carrying value of the consolidated net assets of 1347 Investors, and recording the fair value at the time of the transaction of the Company's 26.7% retained investment in 1347 Investors. At the time of the transaction, the noncontrolling interest representing 39.0% of 1347 Investors had been carried by the Company at $1.5 million.
As a result of recording a gain of $5.6 million in the consolidated statements of operations and a reduction to shareholders’ equity of $1.5 million from the removal of the noncontrolling interest in 1347 Investors, the Company reported a net increase in its shareholders' equity of $4.1 million during the third quarter of 2016 related to the closing of the Limbach merger and the related deconsolidation of 1347 Investors. Following the transaction, the principal asset of 1347 Investors is its holdings of Limbach common shares.
During the fourth quarter of 2016, the Company made an irrevocable election to account for its remaining investment in 1347 Investors at fair value, with any changes in fair value to be reported in net investment income in the consolidated statements of operations. The fair value of this investment is calculated based on a model that distributes the net equity of 1347 Investors to all classes of membership interests. The model uses quoted market prices and significant market observable inputs. The Company recorded net investment loss of $0.3 million and net investment income of $1.3 million related to this investment for the years ended December 31, 2017 and 2016, respectively.

PROPERTY AND CASUALTY UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES
As a result of classifying Mendota, Mendakota and MCC as discontinued operations, the results of their operations are reported separately for all periods presented and their liabilities are presented as held for sale in the consolidated balance sheets at December 31, 2017 and December 31, 2016. All property and casualty unpaid loss and loss adjustment expenses information in the section below has been restated to exclude Mendota, Mendakota and MCC for all periods presented.
Property and casualty unpaid loss and loss adjustment expenses represent the estimated liabilities for reported loss events, IBNR loss events and the related estimated loss adjustment expenses.
Tables 5 and 6 present distributions, by line of business, of the provision for property and casualty unpaid loss and loss adjustment expenses gross and net of external reinsurance, respectively.
TABLE 5    Provision for property and casualty unpaid loss and loss adjustment expenses - gross
As of December 31 (in thousands of dollars)

Line of Business	2017	2016
Non-standard automobile	572	1,097
Commercial automobile	580	916
Other	177	189
Total	1,329	2,202

Exhibit 99.1

TABLE 6    Provision for property and casualty unpaid loss and loss adjustment expenses - net of reinsurance recoverable
As of December 31 (in thousands of dollars)

Line of Business	2017	2016
Non-standard automobile	508	806
Commercial automobile	572	853
Other	177	189
Total	1,257	1,848
Non-Standard Automobile
At December 31, 2017 and 2016, the gross provisions for property and casualty unpaid loss and loss adjustment expenses for our non-standard automobile business were $0.6 million and $1.1 million, respectively. The decrease is due to a decrease in unpaid loss and loss adjustment expenses at Amigo.
Commercial Automobile
At December 31, 2017 and 2016, the gross provisions for property and casualty unpaid loss and loss adjustment expenses for our commercial automobile business were $0.6 million and $0.9 million, respectively. The decrease is due to a decrease in unpaid loss and loss adjustment expenses at Amigo.
Other
At December 31, 2017 and 2016, the gross provisions for property and casualty unpaid loss and loss adjustment expenses for our other business were $0.2 million and $0.2 million, respectively.
Information with respect to development of our provision for prior years' property and casualty loss and loss adjustment expenses is presented in Table 7.
TABLE 7    Increase (decrease) in prior years' provision for property and casualty loss and loss adjustment expenses by line of business and accident year
For the year ended December 31, 2017 (in thousands of dollars)

Accident Year	Non-standard Automobile	Commercial Automobile	Other	Total
2012 & prior	(65)	288	(11)	212
2013	171	40	—	211
2014	(1)	—	—	(1)
2015	(9)	(13)	—	(22)
2016	1	—	—	1
Total	97	315	(11)	401
For the year ended December 31, 2016 (in thousands of dollars)

Accident Year	Non-standard Automobile	Commercial Automobile	Other	Total
2011 & prior	(691)	282	(3)	(412)
2012	(130)	325	—	195
2013	(1,202)	(224)	—	(1,426)
2014	—	—	—	—
2015	—	—	—	—
Total	(2,023)	383	(3)	(1,643)
The net movements in prior years' provisions for property and casualty loss and loss adjustment expenses, net of reinsurance, was an increase of $0.4 million and a decrease of $1.6 million, respectively, for the years ended December 31, 2017 and 2016. Table

Exhibit 99.1

7 identifies the relative contribution of the increases (decreases) in the provisions for property and casualty loss and loss adjustment expenses attributable to the respective lines of business and accident years.
The unfavorable development in 2017 was related to an increase in property and casualty loss and loss adjustment expenses due to the continuing voluntary run-off of Amigo. The favorable development in 2016 was related to a decrease in property and casualty loss and loss adjustment expenses due to the continuing voluntary run-off of Amigo. Original estimates are increased or decreased as additional information becomes known regarding individual claims.
DEBT
Note Payable
As part of the acquisition of CMC, the Company assumed the Mortgage and recorded the Mortgage at its estimated fair value of $191.7 million, which included the unpaid principal amount of $180.0 million as of the date of acquisition plus a premium of $11.7 million. The Mortgage matures on May 15, 2034 and has a fixed interest rate of 4.07%. The Mortgage is carried in the consolidated balance sheets at its amortized cost, which reflects the monthly pay-down of principal as well as the amortization of the premium using the effective interest rate method.

Bank Loan
On October 12, 2017, the Company borrowed a principal amount of $5.0 million from a bank to partially finance its acquisition of PWSC. The bank loan matures on October 12, 2022 and has a fixed interest rate of 5.0%. The bank loan is carried in the consolidated balance sheets at its unpaid principal balance.
Subordinated Debt
Between December 4, 2002 and December 16, 2003, six subsidiary trusts of the Company issued $90.5 million of 30-year capital securities to third-parties in separate private transactions. In each instance, a corresponding floating rate junior subordinated deferrable interest debenture was then issued by Kingsway America Inc. to the trust in exchange for the proceeds from the private sale. The floating rate debentures bear interest at the rate of LIBOR, plus spreads ranging from 3.85% to 4.20%. The Company has the right to call each of these securities at par value any time after five years from their issuance until their maturity. During the first quarter of 2011, the Company gave notice to its Trust Preferred trustees of its intention to exercise its voluntary right to defer interest payments for up to 20 quarters, pursuant to the contractual terms of its outstanding indentures, which permit interest deferral. This action does not constitute a default under the Company's Trust Preferred indentures or any of its other debt indentures. On November 6, 2015, the Company paid $22.1 million to its Trust Preferred trustees to be used by the trustees to pay the interest which the Company had been deferring since the first quarter of 2011.
The Company's subordinated debt is measured and reported at fair value. At December 31, 2017, the carrying value of the subordinated debt is $52.1 million. The fair value of the subordinated debt is calculated using a model based on significant market observable inputs and inputs developed by a third party. For a description of the market observable inputs and inputs developed by a third party used in determining fair value of debt, see Note 26, "Fair Value of Financial Instruments," to the Consolidated Financial Statements.
During the year ended December 31, 2017, the market observable swap rates changed, and the Company experienced a decrease in the credit spread assumption developed by the third party. Changes in the market observable swap rates affect the fair value model in different ways. An increase in the LIBOR swap rates has the effect of increasing the fair value of the Company's subordinated debt while an increase in the risk-free swap rates has the effect of decreasing the fair value. The decrease in the credit spread assumption has the effect of increasing the fair value of the Company's subordinated debt while an increase in the credit spread assumption has the effect of decreasing the fair value. The other primary variable affecting the fair value of debt calculation is the passage of time, which will always have the effect of increasing the fair value of debt. The changes to the credit spread and swap rate variables during 2017, along with the passage of time, contributed to the $8.5 million increase in fair value of the Company’s subordinated debt between December 31, 2016 and December 31, 2017. This increase in fair value is reported as loss on change in fair value of debt in the Company’s consolidated statements of operations.
Though the changes in the model assumptions will continue to introduce volatility each quarter to the Company’s reported gain or loss on change in fair value of debt, the fair value of the Company’s subordinated debt will eventually equal the principal value of the subordinated debt by the time of the stated redemption date of each trust, beginning with the trust maturing on December 4, 2032 and continuing through January 8, 2034, the redemption date of the last of the Company’s outstanding trusts. As a result, it should be expected that, on average, the Company will continue to report quarterly and annual losses on change in fair value of debt and that from time to time these quarterly and annual losses may be material to the Company’s results of operations.

Exhibit 99.1

For a description of each of the Company's six subsidiary trusts, see Note 14, "Debt," to the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES
The purpose of liquidity management is to ensure there is sufficient cash to meet all financial commitments and obligations as they fall due. The liquidity requirements of the Company and its subsidiaries have been met primarily by funds generated from operations, capital raising, disposal of discontinued operations, investment maturities and income and other returns received on investments or from the sale of investments. Cash provided from these sources is used primarily for making investments and for loss and loss adjustment expense payments, debt servicing and other operating expenses. The timing and amount of payments for loss and loss adjustment expenses may differ materially from our provisions for unpaid loss and loss adjustment expenses, which may create increased liquidity requirements.
Cash Flows from Continuing Operations
During 2017, the Company reported on the consolidated statements of cash flows $9.8 million of net cash used in operating activities from continuing operations. The reconciliation between the Company's reported net loss of $11.1 million and the $9.8 million of net cash used in operating activities from continuing operations can be explained primarily by the $14.3 million loss from discontinued operations, net of taxes, the loss on change in fair value of debt of $8.5 million and depreciation and amortization expense of $5.5 million, partially offset by deferred income tax benefit of 17.3 million, the increase in other receivables of $3.2 million, the increase in other net assets of $2.3 million, equity in net income of investees of $2.1 million and gain on disposal of discontinued operations of $1.0 million.
During 2017, the net cash used in investing activities from continuing operations as reported on the consolidated statements of cash flows was $3.6 million. This use of cash was driven primarily by purchases of fixed maturities, equity investments and limited liability investments and net cash used for acquisition of business in excess of proceeds from sales and maturities of fixed maturities, equity investments, other investments and short-term investments, net disposals of property and equipment and the net proceeds from the sale of discontinued operations.
During 2017, the net cash provided by financing activities from continuing operations as reported on the consolidated statements of cash flows was $2.2 million. This source of cash is attributed to proceeds from the bank loan net of principal repayments of $4.9 million, partially offset by principal repayments of $2.6 million on the Company's note payable.
In summary, as reported on the consolidated statements of cash flows, the Company's net decrease in cash and cash equivalents from continuing operations during 2017 was $11.2 million. The absence of cash flows from discontinued operations, whether positive or negative, is not expected to adversely affect the Company’s future liquidity and capital resources given that the discontinued operations are comprised of insurance subsidiaries formerly reported as part of the Company’s Insurance Underwriting segment. Receipt of dividends from the Company's insurance subsidiaries has not generally been considered a source of liquidity for the holding company. The insurance subsidiaries require regulatory approval for the return of capital and, in certain circumstances, prior to the payment of dividends. At December 31, 2017, the U.S. insurance subsidiaries of the Company were restricted from making any dividend payments to the holding company without regulatory approval pursuant to the domiciliary state insurance regulations.
The Company's Extended Warranty subsidiaries fund their obligations primarily through service fee and commission income. The Company's Leased Real Estate subsidiary funds its obligations through rental income. The Company's insurance subsidiaries fund their obligations primarily through premium and investment income and maturities in the investments portfolios.
The liquidity of the holding company is managed separately from its subsidiaries. Actions available to the holding company to raise liquidity in order to meet its obligations include the sale of passive investments; sale of subsidiaries; issuance of debt or equity securities; certain excess cash flow from the Company’s Extended Warranty subsidiaries and giving notice to its Trust Preferred trustees of its intention to exercise its voluntary right to defer interest payments for up to 20 quarters, which right the Company previously exercised during the period from the first quarter of 2011 through the fourth quarter of 2015.
Receipt of dividends from the Extended Warranty subsidiaries is limited for the holding company at this time even though excess cash generated by Trinity’s operating results is freely available for distribution to the holding company. IWS is somewhat constrained from paying dividends, given the existence of a 10% minority owner of its common equity, and PWSC is constrained from paying dividends while the bank loan incurred to partially finance the acquisition of PWSC remains outstanding.

Receipt of dividends from the Leased Real Estate segment is not generally considered a source of liquidity for the holding company. Because of the Lease Amendment, CMC may be in a position to distribute to the Company some of the cash received from the additional rental income. Any material cash flow to the Company, however, to help the Company meet its holding company obligations remains likely to occur only upon the occurrence of one of the three events described in the next paragraph that would

Exhibit 99.1

trigger payment of service fees. There can be no assurance as to the timing of the occurrence, or the resulting outcome, from one of these events.

Pursuant to the terms of the management services agreement entered into at the closing of the acquisition of CMC, an affiliate of the seller (the "Service Provider") will provide certain services to CMC and its subsidiaries in exchange for service fees. Such services (collectively, the "Services") will include (i) causing an affiliate of the Service Provider to guaranty certain obligations of the Property Owner (pursuant to an Indemnity and Guaranty Agreement between such affiliate and the holder of the Mortgage (the "Mortgagor")), (ii) providing certain individuals to serve as members of the board of directors and/or certain executive officers of CMC and/or its subsidiaries and (iii) providing asset management services with respect to the Real Property. In exchange for the Services, the Property Owner will pay certain fees to the Service Provider. The payment of such service fees may be triggered by (i) a sale of the Real Property, (ii) a restructuring of the lease to which the Real Property is subject or (iii) a refinancing or restructuring of the Mortgage. The amount of the service fees will range from 40%-80% of the net proceeds generated by the event triggering the payment of the service fees (depending on the nature and timing of the triggering event). The Lease Amendment has not triggered the payment of service fees to the Service Provider.
The holding company’s liquidity, defined as the amount of cash in the bank accounts of Kingsway Financial Services Inc. and Kingsway America Inc., was $0.6 million and $14.9 million at December 31, 2017 and December 31, 2016, respectively. These amounts are reflected in the cash and cash equivalents of $20.8 million and $32.0 million reported at December 31, 2017 and December 31, 2016, respectively, on the Company’s consolidated balance sheets. The cash and cash equivalents other than the holding company’s liquidity represent restricted and unrestricted cash held by Amigo, Kingsway Re and the Company’s Extended Warranty and Leased Real Estate subsidiaries and are not considered to be available to meet holding company obligations, which primarily consist of interest payments on subordinated debt; holding company operating expenses; transaction related expenses; investments; and any other extraordinary demands on the holding company.
The holding company’s liquidity of $0.6 million at December 31, 2017 represented approximately one month of interest payments on subordinated debt and regularly recurring operating expenses before any transaction related expenses, any new holding company investments or any other extraordinary demands on the holding company. Subsequent to December 31, 2017, holding company liquidity increased, primarily as a result of the sale of holding company investments. As of the filing date of the Company’s 2017 Annual Report, the holding company’s liquidity of $6.1 million represented approximately 7 months of interest payments on subordinated debt and regularly recurring operating expenses before any transaction related expenses, any new holding company investments or any other extraordinary demands on the holding company.
While the Company believes it has sources of liquidity available to allow it to continue to meet its holding company obligations, there can be no assurance that such sources of liquidity will be available when needed.
Regulatory Capital
In the United States, a risk-based capital ("RBC") formula is used by the National Association of Insurance Commissioners ("NAIC") to identify property and casualty insurance companies that may not be adequately capitalized. In general, insurers reporting surplus as regards policyholders below 200% of the authorized control level, as defined by the NAIC, at December 31 are subject to varying levels of regulatory action, including discontinuation of operations. As of December 31, 2017, surplus as regards policyholders reported by Amigo exceeded the 200% threshold.
During the fourth quarter of 2012, the Company began taking steps to place all of Amigo into voluntary run-off. As of December 31, 2012, Amigo’s RBC was 157%. In April 2013, Kingsway filed a comprehensive run-off plan with the Florida Office of Insurance Regulation, which outlines plans for Amigo's run-off. Amigo remains in compliance with that plan. As of December 31, 2017, Amigo's RBC was 5,206%.

Kingsway Re, our reinsurance subsidiary domiciled in Barbados, is required by the regulator in Barbados to maintain minimum capital levels. As of December 31, 2017, the capital maintained by Kingsway Reinsurance Corporation was in excess of the regulatory capital requirements in Barbados.
CONTRACTUAL OBLIGATIONS

Table 8 summarizes cash disbursements related to the Company's contractual obligations projected by period, including debt maturities, interest payments on outstanding debt, the provision for unpaid loss and loss adjustment expenses and future minimum payments under operating leases. Interest payments in Table 8 related to the subordinated debt assume LIBOR remains constant throughout the projection period.

Exhibit 99.1

Our provision for unpaid loss and loss adjustment expenses does not have contractual payment dates. In Table 8 below, we have included a projection of when we expect our unpaid loss and loss adjustment expenses to be paid, based on historical payment patterns. The exact timing of the payment of unpaid loss and loss adjustment expenses cannot be predicted with certainty. We maintain an investments portfolio with varying maturities and a substantial amount in short-term investments to provide adequate cash flows for the projected payments in Table 8. The unpaid loss and loss adjustment expenses in Table 8 have not been reduced by amounts recoverable from reinsurers.
TABLE 8 Cash payments related to contractual obligations projected by period
As of December 31, 2017 (in thousands of dollars)

	2018	2019	2020	2021	2022	Thereafter	Total
Note payable	2,981	3,337	3,712	4,108	4,526	157,472	176,136
Bank loan	1,000	1,000	1,000	1,000	917	—	4,917
Subordinated debt	—	—	—	—	—	90,500	90,500
Interest payments on outstanding debt	12,760	12,581	12,388	12,180	11,955	110,956	172,820
Unpaid loss and loss adjustment expenses	922	193	110	66	29	9	1,329
Future minimum lease payments	1,025	726	158	123	124	210	2,366
Total	18,688	17,837	17,368	17,477	17,551	359,147	448,068
OFF-BALANCE SHEET ARRANGEMENTS
The Company has off-balance sheet arrangements related to a guarantee, which is further described in Note 28, "Commitments and Contingent Liabilities," to the Consolidated Financial Statements.